EXHIBIT 99.1
                                                           FOR IMMEDIATE RELEASE
                                                   Contacts:  Stephen L. Johnson
                                                                  (415) 765-3252
                                                        STEPHEN.JOHNSON@UBOC.COM

                                                               Daniel W. Weidman
                                                                  (213) 236-4050
                                                         DANIEL.WEIDMAN@UBOC.COM


             UNION BANK OF CALIFORNIA CHANGES ITS NAME TO UNION BANK

     UPDATED CORPORATE IDENTITY SIGNALS BANK'S ASPIRATIONS FOR GROWTH AND A DESIRE TO BUILD UPON ITS TRUSTED BRAND IN THE FINANCIAL SERVICES INDUSTRY


SAN FRANCISCO, DECEMBER 18, 2008 - UnionBanCal Corporation announced that effective today its primary subsidiary, Union Bank of California, N.A., has legally changed its name to Union Bank, N.A. The name of the bank holding company, UnionBanCal Corporation, will not change. Bank customers will not be impacted by the legal name change, in terms of the effectiveness of contracts and other important documents bearing the Union Bank of California name, which will remain in force.


"Changing our name is an important first step toward achieving our strategic goals and our desire to have a higher degree of national brand recognition in the financial services marketplace," said Union Bank President and Chief Executive Officer Masaaki Tanaka. "Since 1864, Union Bank and its predecessor institutions have embodied the strength, stability and resilience of its customers and their businesses. I am confident this important event will represent another significant milestone in the history and future growth of our bank's proud lineage."


According to Tanaka, the name Union Bank more accurately reflects the growth and transformation of the company in recent years. "While we have had a three-state charter - California, Oregon and Washington - for more than 100 years, we also have offices in several major U.S. and international markets where we've been expanding our footprint in commercial real estate, energy and utilities lending, and commercial banking," said Tanaka.


Headquartered in San Francisco, UnionBanCal Corporation is a financial holding company with assets of $62.6 billion at September 30, 2008. Its primary subsidiary, Union Bank, N.A., is a full-service commercial bank providing an array of financial services to individuals, small businesses, middle-market companies, and major corporations. Union Bank is California's fifth largest bank by deposits. The bank has 336 banking offices in California, Oregon and Washington, and 2 international offices. Effective November 4, 2008, UnionBanCal Corp. became a wholly-owned subsidiary of The Bank of Tokyo-Mitsubishi UFJ, Ltd. Visit WWW.UNIONBANK.COM for more information.

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